UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2026

Cocrystal Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38418	35-2528215
(State or other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

19805 N. Creek Parkway
Bothell, WA	98011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 262-7123

(Former name or former address, if changed since last report.): n/a

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	COCP	The Nasdaq Stock Market, LLC (The Nasdaq Capital Market)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2026, the Board of Directors (the “Board”) of Cocrystal Pharma, Inc. (the “Company”) appointed James Sapirstein as the Chief Executive Officer of the Company, effective immediately, pursuant to the terms of an employment offer letter (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Sapirstein is entitled to the following: (i) an initial annual base salary of $265,000; and (ii) an annual performance bonus equal to 50% of his base salary, based upon the achievement of performance targets established by the Board. In addition, Mr. Sapirstein received an initial grant of 10-year stock options to purchase 235,000 shares of the Company’s common stock under the Company’s 2025 Equity Incentive Plan (the “Option Grant”). The Option Grant is exercisable at an exercise price of $1.05, which represents the closing price of the Company’s common stock on the date of grant, and vests in four equal annual installments beginning on June 3, 2027, subject to Mr. Sapirstein’s continued employment with the Company. In the event of a Change in Control (as defined in the Offer Letter), the Option Grant shall accelerate and vest in full. In the event of a termination without Cause (as defined in the Offer Letter), 50% of the then unvested options under the Option Grant shall accelerate and become fully vested upon such termination.

In addition, subject to his continued employment, achievement of performance targets established by the Board, and approval of the Compensation Committee, the Offer Letter also provides for a subsequent grant to Mr. Sapirstein of options to purchase an additional 235,000 shares of the Company’s common stock on the six-month anniversary of his start date, with an exercise price equal to the closing price of the common shares on the date of such grant. Subject to the foregoing, these options will vest in four equal annual installments on each anniversary of the date of grant, subject to Mr. Sapirstein’s continued employment with the Company.

Prior to joining the Company, Mr. Sapirstein, age 64, served as Chief Executive Officer of Entero Therapeutics, Inc. (Nasdaq: ENTO), a biopharmaceutical company then focused on developing therapies for gastrointestinal diseases, from October 2019 to February 2025 and as a consultant from February 2025 to March 2026.

Mr. Sapirstein replaces Sam Lee and James Martin, who served as the Company’s Co-Chief Executive Officers. Mr. Lee continues in his role as President and in such capacity also serves as the Company’s Chief Scientific Officer. Mr. Martin continues in his role as Chief Financial Officer.

There are no arrangements or understandings between Mr. Sapirstein and any other persons, pursuant to which he was selected as Chief Executive Officer, no family relationships among any of the Company’s directors or executive officers and Mr. Sapirstein, and there are no related party transactions involving Mr. Sapirstein that would require disclosure under Item 404(a) of Regulation S-K.

The foregoing description of the terms of the Offer Letter is not complete and is qualified in its entirety by the full text of the Offer Letter filed herewith as Exhibit 10.1, which is incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Employment Offer Letter between Cocrystal Pharma, Inc. and James Sapirstein
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cocrystal Pharma, Inc.

Date: June 9, 2026	By:	/s/ James Martin
	Name:	James Martin
	Title:	Chief Financial Officer